AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 10, 1998
                                                   REGISTRATION NO. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              DERMA SCIENCES, INC.
             (Exact name of Registrant as specified in its charter)

          Pennsylvania                                   23-2328753
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

                         214 Carnegie Center, Suite 100
                               Princeton, NJ 08540
                                 (609) 514-4744
                   (Address, including zip code, and telephone
             number, including area code, of Registrant's principal
                               executive offices)

                           Edward J. Quilty, Chairman
                         214 Carnegie Center, Suite 100
                               Princeton, NJ 08540
                                 (609) 514-4744
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                  Copies of all communications and notices to:
                          Raymond C. Hedger, Jr., Esq.
                                 Hedger & Hedger
                        1800 Linglestown Road, Suite 206
                              Harrisburg, PA 17110
                                 (717) 238-1800

         Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

         If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
============================= ================== ====================== ====================== ======================
                                                   Proposed maximum       Proposed maximum
   Title of each class of       Amount to be      offering price per     aggregate offering          Amount of
securities to be registered      registered              unit                   price            registration fee
============================= ================== ====================== ====================== ======================
Common Stock, $.01 par
value per share (1)               1,750,000            $1.19(2)               $2,082,500              $   706
----------------------------- ------------------ ---------------------- ---------------------- ----------------------
Common Stock, $.01 par
value per share (3)               1,750,000            $1.19(2)               $2,082,500              $   706
----------------------------- ------------------ ---------------------- ---------------------- ----------------------
Common Stock, $.01 par
value per share (4)                 250,000            $1.19(2)              $   297,500              $   101
----------------------------- ------------------ ---------------------- ---------------------- ----------------------

Totals                            3,750,000                                   $4,462,500               $1,513
============================= ================== ====================== ====================== ======================

(1) To be offered and sold by Selling Shareholders upon conversion of Series A Preferred Stock (the "Preferred Stock") into Common Stock, $.01 par value per share (the "Common Stock"). Pursuant to Rule 416 under the Securities Act, this registration statement also relates to an indeterminate number of additional shares of Common Stock which may be issuable upon conversion of the Preferred Stock to prevent dilution resulting from stock splits, stock dividends and similar transactions.
(2) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low sale price for the Common Stock as reported by the National Association of Securities Dealers Automated Quotation System-Small Cap Market on Feburary 6, 1998.
(3) To be offered and sold by Selling Shareholders upon exercise of outstanding Warrants (the "Warrants"). Pursuant to Rule 416 under the Securities Act, this registration statement also relates to an indeterminate number of additional shares of Common Stock which may be issuable upon exercise of the Warrants to prevent dilution resulting from stock splits, stock dividends and similar transactions.

(4)  To be offered and sold by Selling Shareholders.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION SHATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS


                              DERMA SCIENCES, INC.

                               3,750,000 SHARES OF
                                  COMMON STOCK


         This Prospectus relates to 3,750,000 shares (the "Shares") of Common Stock, $.01 par value per share, (the "Common Stock") of Derma Sciences, Inc. (the "Company") to be sold by certain shareholders of the Company (the "Selling Shareholders") from time to time. In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended, (the "Securities Act") this Prospectus also relates to such additional number of shares of Common Stock as may become issuable upon conversion of the Company's Series A Preferred Stock, $.01 par value per share, (the "Preferred Stock") or exercise of warrants to purchase shares of Common Stock (the "Warrants") as a result of, among other reasons, stock splits, stock dividends and anti-dilution adjustments.

         The Selling Shareholders may sell the Shares from time to time directly, through agents, broker-dealers or underwriters, publicly or in privately negotiated transactions, in one or more transactions, including block transactions, on the Nasdaq Small Cap Market, the Boston Stock Exchange, the Pacific Stock Exchange or on any other market or stock exchange on which the Shares may be listed in the future. The selling price of the Shares may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See "Selling Shareholders" and "Plan of Distribution."

         The Company will receive no proceeds from the resale of the Shares by the Selling Shareholders. However, the Company will receive proceeds of $1,575,000 upon the exercise of the Warrants if all of the Warrants are
exercised.   The  Company  will  bear  all  expenses  in  connection   with  the
registration of the Shares herein. The Selling Shareholders will pay any brokerage compensation in connection with its sale of the Shares. The Company has agreed to indemnify certain of the Selling Shareholders against certain civil liabilities, including liabilities under the Securities Act. See "Selling Shareholders" and "Plan of Distribution."

                              -------------------

         THE PURCHASE OF THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 4.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         NO ONE HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE ON THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING. ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE HEREIN MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. EXCEPT WHERE OTHERWISE INDICATED, THIS PROSPECTUS SPEAKS AS OF ITS DATE AND NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                              -------------------

         The Company's Common Stock is traded on the National Association of Securities Dealers Automated Quotation System - SmallCap Market under the symbol "DSCI". On February 9, 1998 the closing bid price for the Common Stock as reported by Nasdaq SmallCap Market was $1.25.

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 10, 1998.

                             ADDITIONAL INFORMATION

         The Company has been subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") since May, 1994, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549 and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048: and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Reports filed since April, 1996 can also be inspected via the internet at http://www.sec.gov in the EDGAR archives.

         The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Shares offered hereby, reference is hereby made to the Registration Statement, exhibits and schedules.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The documents listed below have been filed by the Company with the Commission under the Exchange Act and are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 (the "Form 10-KSB").

         (b) The Company's Quarterly Reports on Forms 10-QSB for the quarters ended March, 31, 1997, June 30, 1997 and September 30, 1997.

         (c) The Company's Current Reports on Forms 8-K filed May 6, 1997, July 1, 1997 and November 24, 1997.

         (d) The Company's definitive Proxy Statement for the Special Meeting of Shareholders held January 7, 1998 (the "Proxy Statement").

         (e) The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A effective May 13, 1994.

         (f) The description of the Company's Preferred Stock contained in the Proxy Statement.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all shares of Common Stock offered hereby have been sold, or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Prospectus to the extent that such statement is modified or superseded by a statement in a subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide, without charge, to each person (including any beneficial owner) to whom this Prospectus is delivered, upon written or oral request by such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Such requests should be directed to Richard S. Mink, Chief Operating Officer, at the Company's principal executive offices at 214 Carnegie Center, Suite 100, Princeton, New Jersey 08540, telephone (609) 514-4744.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information contained or incorporated by reference in this Prospectus. Purchase of the Shares involves a high degree of risk. See "Risk Factors."


                                   THE COMPANY

         Derma Sciences, Inc. was incorporated under the laws of Colorado on September 10, 1984. On June 3, 1996 the Company changed its state of domicile to Pennsylvania. Its principal office is located at 214 Carnegie Center, Suite 100, Princeton, New Jersey, 08540. Its telephone number is (609) 514-4744. The Company engages in the development, marketing and sale of primarily proprietary sprays, ointments and dressings for the management of certain chronic non-healing skin ulcerations such as pressure, diabetic and venous ulcers, surgical incisions and burns. The Company markets its products, both directly to customers and through independent distributors, primarily to the geriatric community such as nursing homes, similar extended care facilities, hospitals and home healthcare agencies throughout the United States. In addition, the Company's products are available in selected markets throughout the world through strategic alliances with local companies.


                                  THE OFFERING

         Securities Offered. This Prospectus relates to the offer and sale of up to 3,750,000 shares of Common Stock of the Company (the "Shares") by the Selling Shareholders. The Shares are held by, or are issuable to, the Selling Shareholders as follows: (i) 1,750,000 of the Shares are issuable to the Selling Shareholders upon conversion of the Preferred Stock into Common Stock; (ii) 1,750,000 of the Shares are issuable to the Selling Shareholders upon exercise of the Warrants; and (iii) 250,000 of the Shares are currently held by the Galen Partners III partnerships. See "Selling Shareholders."

         Securities Outstanding. The Company has the following securities outstanding:

         Common Stock  (1).................................   4,567,635 shares
         Series A Convertible Preferred Stock (2) .........   1,750,000 shares
         Warrants to purchase Common Stock (3).............   1,750,000
         Warrants to purchase Common Stock (4).............      50,000
         Options to purchase Common Stock (5)..............   1,171,000

(1)      Common Stock, $.01 par value per share, authorized: 15,000,000 shares.
(2) Series A Convertible Preferred Stock, $.01 par value per share, authorized: 1,750,000 shares. Each share of Series A Convertible Preferred Stock is convertible into Common Stock, on a one for one basis and without limitation, at the option of the holder thereof.
(3) Each Warrant entitles the holder thereof to purchase one share of Common Stock, at a price of $.90 per share, at any time prior to 3:30 p.m. EST November 15, 2001.
(4) Each Warrant entitles the holder thereof to purchase one share of Common Stock, at a price of $3.125 per share, at any time prior to August 2, 2001.
(5) These Options entitle the holders thereof to purchase a total 1,171,000 shares of Common Stock at prices ranging from $.80 to $2.50 per share. These options vest at varying rates and expire at various dates during the period January 1, 2007 through January 29, 2008.

         Use of Proceeds. The Company will not receive any proceeds from the sale of the Common Stock sold by the Selling Shareholders. If all of the Warrants are exercised, the Company will receive gross proceeds of $1,575,000. The Company intends to utilize any proceeds received from the exercise of the Warrants for general corporate purposes.

         Risk Factors. See "Risk Factors" for a discussion of certain risks that should be considered by prospective investors in connection with an investment in the Shares.

                           FORWARD LOOKING STATEMENTS

         Statements contained in this Prospectus, including the information incorporated herein by reference, that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" are intended to identify forward-looking statements. The Company cautions readers that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements which may be made in this Prospectus or which are otherwise made by or on behalf of the Company. Factors which may affect the Company's results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, commercialization or technological difficulties and trade, legal, social and economic risks. The Company is also subject to other risks discussed in the Company's Commission filings. Additional factors that could cause or contribute to differences between the Company's actual results and forward looking statements include, but are not limited to, those discussed in "Risk Factors" below as well as elsewhere in this Prospectus and in the Company's filings with the Commission.

                                  RISK FACTORS

         AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS SPECULATIVE IN NATURE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD ONLY BE CONSIDERED BY INVESTORS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING WHETHER TO MAKE AN INVESTMENT.

         No Dividends. The Company has not paid any cash dividends on its Common Stock to date. Payment of dividends on the Common Stock is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition, and other relevant factors. The Company does not intend to declare dividends on its Common Stock in the foreseeable future.

         Outstanding Options. The Company has issued options to purchase its Common Stock to current and former members of its board of directors, current and former executive officers and certain outside consultants. Presently, options to purchase 1,171,000 shares of Common Stock, at per share exercise prices ranging from $.80 to $2.50, are outstanding. The exercise of these options could have a dilutive effect on ownership interests of existing shareholders as well as investors in this Offering.

         Possible Volatility of Securities Prices. The market price of the Common Stock has in the past been, and may in the future continue to be, volatile. A variety of events, including quarter to quarter variations in operating results, news announcements or the introduction of new products by the Company or its competitors, as well as market conditions in the wound care industry or changes in earnings estimates by securities analysts, may cause the market price of the Common Stock to fluctuate significantly. In addition, the stock market in recent years has experienced significant price and volume fluctuations which have affected market prices of equity securities of many companies and which often have been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the price of the Common Stock.

         Absence of Historical Profitability; Recent Losses; Accumulated Deficit. The Company had limited profitability in the years ended December 31, 1994 and 1995 and incurred a loss in the year ended December 31, 1996 of $1,436,265. The Company anticipates a loss in excess of $2.4 million (unaudited) with an accumulated deficit of in excess of $4.0 million (unaudited) in the year ended December 31, 1997. The Company's revenues are derived solely from sales of its wound care products. Inasmuch as the Company will continue to have a high level of operating expense, the Company's ability to achieve future profitability will depend upon its ability to attain corresponding increases in revenues.

         Quarterly Fluctuations. The Company's quarterly revenues and operating results have varied significantly in the past and may continue to do so in the future. In particular, the Company's distributors and other customers may purchase several months of inventory at one time which may cause fluctuations in quarterly revenues. Future revenues and operating results may also fluctuate significantly from quarter to quarter and will depend upon, among other factors:
(i) demand for the  Company's  products  and new  product  introductions  by the

Company or its competitors or transitions to new products, (ii) the timing of orders and shipments, (iii) the mix of sales between products, (iv) competition, including pricing pressures, (v) the timing of regulatory and third-party reimbursement approvals, and (vi) the timing of research and development expenditures. Accordingly, period-to-period comparisons of the Company's revenues and operating results should not be relied upon as an indication of future performance and the results of any quarterly period may not be indicative or results to be expected for a full year.

         Restructuring of Distribution System. The Company is engaged in the restructuring of its product distribution system pursuant to which certain of the Company's former master distributors will be supplemented or replaced by a direct sales force employed by the Company. There can be no assurance that the Company will be able to continue to successfully expand its sales and marketing staff, that such an expanded sales and marketing staff will be cost-effective, or that the Company's increased direct sales and marketing efforts will be successful. The Company also sells its products through international distributors of medical products. There can be no assurance that the Company or its distributors will be successful in marketing or selling the Company's products.

         Ability to Renew Present Financing. The Company has a line of credit arrangement with PNC Bank (the "Bank") in a maximum amount of $800,000. As of January 30, 1998 the Company had borrowed $689,000 under this line of credit. The line of credit matures March 31, 1998. Although in the past the Bank has renewed the Company's line of credit upon maturity, there can be no assurance that it will continue to do so. If the Bank does not renew the line of credit, there can be no assurance that the Company will be able to arrange alternative financing on terms satisfactory to it.

         Government Regulation and Product Approval. The development, manufacturing and marketing of the Company's products are subject to extensive and rigorous regulation by numerous governmental authorities in the United States and other countries. The marketing and sale of products may not take place in the United States absent compliance with applicable regulations of the United States Food and Drug Administration ("FDA"). The manufacture of the products must be in accordance with standards set by the Good Manufacturing Practice ("GMP") regulations.

         In the future, government regulations may be promulgated which could delay regulatory approval of the Company's products. Adverse governmental regulation which might arise from future legislative or administrative action cannot be predicted. There can be no assurance that additional products developed by the Company, alone or in collaboration with others, will be determined to be safe and efficacious or meet other applicable regulatory standards. Even if such approvals are obtained, post-market evaluation of the products, if required, could result in suspension or limitation of approvals. Delays in obtaining U.S. or foreign approvals could adversely affect the marketing of the Company's products.

         Declining Sales and Dependence on a Single Product Line. The Company's revenues are principally derived from the sale of its wound care products. If the market for wound care products were to decline for any reason, the Company's results of operations would be adversely affected. The Company's sales declined in 1996 by $1,166,647, or 20%, to $4,557,931 from $5,724,578 in 1995. Sales for
1997 declined by approximately $548,000, or 12%, to approximately $4,000,000 (unaudited).

         Healthcare Reimbursement. The Company's ability to sell its products in certain areas depends in part upon the extent to which a consumer is able to obtain reimbursement for the cost of the Company's products from government health administration authorities, private health coverage insurers and other organizations. Uncertainty exists as to the future reimbursement status of healthcare products such as those sold by the Company.

         Government and other third party payors are attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for healthcare products. Whereas federal and state governments, as well as private insurers, will continue to pursue programs designed to control or reduce the cost of health care, there can be no assurance as to whether, or to what extent, reimbursements for the Company's products will continue to be available.

         Patents and Proprietary Technology. The Company has been awarded a U.S. patent and several foreign patents relative to its Dermagran Spray, Dermagran Ointment, Dermagran II Moisturizing Spray and Dermagran II Ointment. The
Company's success may depend, in part, on its ability to obtain additional patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. There can be no assurance that the Company will develop additional proprietary products that are patentable, that any patents issued to the Company or its licensors will provide the Company with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on the ability of the Company to do business. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate any of the Company's products or design around the patented products developed by the Company.

         Dependence on Third Party Manufacturers. The Company currently does not have the capability to manufacture products and does not intend to develop such capabilities in the foreseeable future. The Company believes that there are numerous available manufacturers for its products. However, if the Company is unable to obtain or retain third party manufacturing on commercially acceptable terms, it may be delayed in its ability to commercialize products or may not be able to commercialize products as planned. The Company's dependence upon third parties for the manufacture of products may adversely affect the Company's profit margins and its ability to develop and deliver products on a timely and competitive basis.

         Technological Change and Competition. The Company operates in a rapidly evolving field and new developments are expected to continue at a rapid pace. Competition from large pharmaceutical companies, biotechnology companies, joint ventures, research and academic institutions and others is intense and may increase. Many of these companies and institutions have substantially greater capital resources, research and development staffs and facilities than the Company and substantially greater experience in obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. The activities of these entities represent significant long-term competition for the Company. In addition, the Company's competitors may succeed in developing technologies and products that are more effective than any that are being developed by the Company or that would otherwise render the Company's technology and products obsolete or noncompetitive.

         Attraction and Retention of Key Personnel. The Company's future performance depends in significant measure upon the continued service of its senior management and upon its ability to attract and retain highly skilled managerial, marketing and sales personnel. The Company faces competition for such personnel from other companies in its industry, research and academic institutions, government entities and other organizations. By virtue of the Company's small size and limited resources relative to other companies in its industries, there can be no assurance that the Company will continue to be able to attract and retain the personnel required to achieve profitability and growth.

         Product Liability; Insurance. The commercial sale of pharmaceuticals may expose the Company to liability claims incident to alleged adverse effects caused by these products. These claims might be made directly by consumers, distributors, wholesalers, dealers or others selling the products. The Company has obtained $1,000,000 per occurrence, $2,000,000 aggregate, product liability insurance. However, such coverage is becoming increasingly expensive and there is no assurance that liability insurance will continue to be available at a reasonable cost or that such insurance is, or will be, sufficient to cover claims.

         Control by Existing Management and Shareholders. Following this Offering, and assuming exercise of all of the Warrants, the Company's current shareholders, directors and executive officers will continue to have the ability to elect all of the Company's directors and determine corporate and shareholder actions.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares offered by the Selling Shareholders. If all of the Warrants are exercised, the Company will receive gross proceeds of $1,575,000. The Company intends to utilize any proceeds received from the exercise of the Warrants for general corporate purposes. There can be no assurance that any of the Warrants will be exercised.

                              SELLING SHAREHOLDERS

         The following table sets forth as of the date of this Prospectus certain information with respect to the Shares held by the Selling Shareholders. The Company believes that all Selling Shareholders named herein have sole voting and investment power with respect to all Shares beneficially owned by them subject, where applicable, to community property laws. Each Selling Shareholder's ownership is determined by assuming that all Warrants held by such Selling Shareholder have been exercised. Each Selling Shareholder's ownership after the Offering is determined by assuming that all of the Shares registered for the account for the Selling Shareholder are sold. No Selling Shareholder has had any position, office or other material relationship with the Company, or any of its affiliates, during the past three years other than as a holder of the Company's Common Stock.




                                                                      SHARES          SHARES      SHARES TO BE
                                                                   BENEFICIALLY       OFFERED      OWNED AFTER
                                   NAME                               OWNED           HEREBY         OFFERING
                                ----------                         ------------      ---------    ------------
           The Aries Fund, a Cayman Islands Trust...............     502,500           502,500        - 0 -
           Aries Domestic Fund, L.P.............................     247,500           247,500        - 0 -
           Steven A. Elms.......................................      25,000            25,000        - 0 -
           Kristin L. Enghauser.................................      12,500            12,500        - 0 -
           Galen Employee Fund III, L.P.........................       4,549             4,549        - 0 -
           Galen Partners III, L.P..............................     888,795           888,795        - 0 -
           Galen Partners International III, L.P................     106,656           106,656        - 0 -
           David Golden.........................................      25,000            25,000        - 0 -
           Hambrecht & Quist California.........................   1,225,000         1,225,000        - 0 -
           Vivek Jain...........................................      62,500            62,500        - 0 -
           Russell L. Pollack...................................      25,000            25,000        - 0 -
           Dennis J. Purcell....................................     125,000           125,000        - 0 -
           Redwood Asset Management.............................     500,000           500,000        - 0 -
                                                                   ---------         ---------
               Total............................................   3,750,000         3,750,000

                              PLAN OF DISTRIBUTION

         The Shares set forth in the "Selling Shareholders" table may be sold by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest, either pursuant to the Registration Statement of which this Prospectus forms a part or, if available, under Section 4(1) of the Securities Act or Rule 144 promulgated thereunder. To the Company's knowledge, this Offering is not being underwritten. The Company believes that the Selling Shareholders, directly or through agents designated from time to time, or through broker-dealers or underwriters also to be designated (who may purchase as principal and resell for their own account), may sell the Shares from time to time, publicly or through privately negotiated transactions, or in one or more transactions, including block transactions, on the Nasdaq SmallCap Market, the Boston Stock Exchange, the Pacific Stock Exchange or on any other market or stock exchange on which the Shares may be listed in the future.

         The selling price of the Shares may be at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. From time to time the Selling Shareholders may engage in short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the shares in connection therewith. Further, the Selling Shareholders are not restricted as to the number of shares which may be sold at any one time. It is possible that a significant number of shares could be sold at the same time which may have a depressive effect on the market price of the Company's Common Stock.

         The Selling Shareholders may also pledge shares as collateral for margin accounts, and such shares could be resold pursuant to the terms of such accounts. Resales or reoffers of the Shares by the Selling Shareholders must be accompanied by a copy of this Prospectus. The Selling Shareholders and any agents, broker-dealers or underwriters that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of the Shares by them, and any discounts, commissions or concessions received by them, may be deemed to be underwriting commissions or discounts under the Securities Act.

                                MATERIAL CHANGES

         Amendment of Articles of Incorporation. The Company's articles of incorporation were amended on February 6, 1998 pursuant to shareholder approval granted at a special meeting of the Company's shareholders held January 7, 1998. The amendment authorizes the Company to issue 1,750,000 shares of preferred stock "with such designations, voting rights, preferences, limitations and special rights as the board of directors may direct." Acting in accordance with the foregoing authority, the board of directors, by resolution dated February 9, 1998, designated all 1,750,000 shares of the Company's preferred stock as its Series A Convertible Preferred Stock (the "Preferred Stock") and further defined the rights and preferences of the Preferred Stock. These rights and preferences are described in the Company's Current Report on Form 8-K filed November 19, 1997 and in the Company's Proxy Statement incorporated by reference herein. The Shares to which this Prospectus relates include 1,750,000 Shares of Common Stock issuable upon conversion of the Preferred Stock.

         Fourth Quarter 1997 Operating Loss. During the fourth quarter ended December 31, 1997 the Company incurred an operating loss of approximately $200,000 (unaudited).

                                  LEGAL MATTERS

         Matters relating to the legality of the securities being offered hereby are being passed upon for the Company by Hedger & Hedger, 1800 Linglestown Road, Suite 206, Harrisburg, Pennsylvania, 17110.

                                     EXPERTS

         The financial statements of the Company appearing in the Company's Annual Report (Form 10-KSB) for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth expenses (estimated except for the registration fee) in connection with the Offering described in the Registration
Statement:

         SEC registration fee .........................       $  1,513
         Accounting fees and expenses .................          5,000
         Legal fees and expenses ......................         15,000
         Printing expenses ............................          2,500
         Miscellaneous ................................          1,000
                                                               -------

             Total ....................................        $25,013
                                                               =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988 empower the Company, and the bylaws of the Company provide that it shall have the power, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or in the case of actions undertaken other than in his official capacity, not opposed to, the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in the right of the Company, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.

ITEM 16.  EXHIBITS.

         Exhibit Number         Description
         --------------         -----------
         5 ................     Opinion of Hedger & Hedger regarding the
                                  legality of the securities being registered
         23.1 .............     Consent of Ernst & Young LLP
         23.2 .............     Consent of Hedger & Hedger (included in its
                                  opinion filed as Exhibit 5)
         24 ...............     Powers of Attorney (included in signature page
                                  forming a part hereof)


ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (l) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (l)(i) and
         (l)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4)  That,  for  purposes  of  determining   any  liability  under  the
Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on the 9th day of February 1998.

                                     DERMA SCIENCES, INC.



                                     By:  /s/ Edward J. Quilty
                                        ------------------------------------
                     Edward J. Quilty, Chairman of the Board

                                POWER OF ATTORNEY

         Know all men by these presents, that each person whose signature appears below constitutes and appoints Edward J. Quilty as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

    SIGNATURE                CAPACITY IN WHICH SIGNED                DATE


/s/ Edward J. Quilty
--------------------       Chairman of the Board and Director  February 9, 1998
Edward J. Quilty             (Principal Executive Officer)


/s/ Richard S. Mink
--------------------       Chief Operating Officer             February 9, 1998
Richard S. Mink


/s/ Stephen T. Wills
--------------------       Vice President and Chief Financial  February 9, 1998
Stephen T. Wills, CPA, MST   Officer (Principal Financial and
                             Accounting Officer)


/s/ John T. Borthwick
--------------------       Director                            February 9, 1998
John T. Borthwick


/s/ Mary G. Clark
--------------------       Director                            February 9, 1998
Mary G. Clark


/s/ Laurence F. Lane
--------------------       Director                            February 9, 1998
Laurence F. Lane